UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 30, 2020

BJ’S WHOLESALE CLUB HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38559	45-2936287
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Research Drive, Westborough, MA		01581
(Address of principal executive offices)		(Zip Code)

(774) 512-7400
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	BJ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 30, 2020, BJ’s Wholesale Club, Inc. (“BJ’s Wholesale”) entered into an employment agreement with Lee Delaney (the “Delaney Employment Agreement”), in connection with his previously announced promotion to the office of President and Chief Executive Officer of BJ’s Wholesale Club Holdings, Inc. (the “Company” and, together with its subsidiaries, including BJ’s Wholesale, “we” or “us”) and of BJ’s Wholesale, effective as of February 2, 2020. Mr. Delaney will also serve as a Class I director on the Company’s Board of Directors beginning February 2, 2020.
Delaney Employment Agreement
The Delaney Employment Agreement supersedes the previous employment agreement between Mr. Delaney and BJ’s Wholesale. Effective as of February 2, 2020, Mr. Delaney’s annual base salary will be $1,200,000.
Pursuant to the terms of the Delaney Employment Agreement, if Mr. Delaney’s employment is terminated by us without “cause” (as defined in the Delaney Employment Agreement), subject to Mr. Delaney entering into a binding and irrevocable release of claims, he is entitled to receive: (i) an amount equal to the sum of (x) his base salary for a period of 12 months after termination and (y) his target annual cash bonus, payable in substantially equal installments in such manner and at such times as Mr. Delaney’s base salary was being paid immediately prior to such termination (or if such termination occurs upon or following a change of control, such amount will be paid in a single lump sum); (ii) health plan benefit continuation payments for up to 12 months, subject to earlier termination in specified instances; and (iii) if such termination occurs on or after July 1 of a fiscal year, a prorated portion of the annual cash bonus to which Mr. Delaney would have been entitled had he remained employed by us until the end of such fiscal year.
The Delaney Employment Agreement also provides for certain payments and benefits if Mr. Delaney’s employment is terminated due to death or disability.
The Delaney Employment Agreement contains non-competition provisions which restrict Mr. Delaney from competing with us for a period of 24 months following the termination of his employment. Mr. Delaney has also agreed to employee non-solicitation provisions.
CEO Promotion Award
In connection with Mr. Delaney’s promotion, the Compensation Committee of the Company’s Board of Directors approved an award of performance-based restricted stock units to Mr. Delaney (the “Promotion Award”) pursuant to the Company’s 2018 Incentive Award Plan (the “Plan”). The Promotion Award will be subject to certain performance-based vesting hurdles based on the aggregate earnings per share of the Company, as adjusted, during the fiscal years ending in 2021, 2022 and 2023 and will also be subject to vesting based on continued employment, with one-third of the number of restricted stock units earned based on the achievement of the performance-based vesting hurdles vesting at the end of the fiscal years ending in 2023, 2024 and 2025, subject to continued employment through such dates. The Promotion Award will be for a number of restricted stock units, at target, equal to $5,000,000 divided by the fair market value of the Company’s common stock on the grant date, with the number of restricted stock units that may be earned pursuant to the Promotion Award ranging from 50%-200% of the target amount. None of the restricted stock units will be earned if the minimum performance-based vesting hurdle is not achieved. The Promotion Award is expected to be granted by early April 2020.
Baldwin Employment Amendment
On January 30, 2020, the Company and BJ’s Wholesale also entered into an amendment to the employment agreement with Christopher J. Baldwin (the “Baldwin Employment Amendment”) in connection with his previously announced transition to Executive Chairman of the Company and BJ’s Wholesale, effective as of February 2, 2020.
Pursuant to the Baldwin Employment Amendment, Mr. Baldwin will be entitled to a base salary of $1,350,000 per year and a target bonus opportunity equal to 150% of his annual base salary, which bonus will be prorated if Mr. Baldwin remains employed for less than a full fiscal year. Mr. Baldwin also will be required to comply with the Company’s stock ownership and trading policies as such policies apply to the Company’s Chief Executive Officer while he is serving as Executive Chairman. Mr. Baldwin’s employment with the Company pursuant to his existing employment agreement, as amended by the Baldwin Employment Amendment, terminates on August 2, 2020, unless otherwise agreed.
The Baldwin Employment Amendment also eliminated the severance benefits that had previously been provided in Mr. Baldwin’s existing employment agreement in the event of a termination of Mr. Baldwin’s employment by us without cause or by Mr. Baldwin for good reason.
The foregoing descriptions of the Delaney Employment Agreement and the Baldwin Employment Amendment do not purport to be complete and are qualified in their entirety by reference to the Delaney Employment Agreement and the Baldwin Employment Amendment, which are attached hereto as Exhibit 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01 - Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement, dated January 30, 2020, between Lee Delaney and BJ’s Wholesale Club, Inc.
10.2	Amendment No. 2 to Employment Agreement, dated January 30, 2020, between Christopher J. Baldwin, BJ’s Wholesale Club, Inc. and BJ’s Wholesale Club Holdings, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 4, 2020
BJ’S WHOLESALE CLUB HOLDINGS, INC.
By:    /s/ Graham N. Luce
Name:    Graham N. Luce
Title:    Senior Vice President, Secretary